EXHIBIT 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of March 21, 2025, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Stock, $0.05 par value, of Scientific Industries, Inc., a Delaware corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: March 21, 2025

Bleichroeder LP

Signature:	/s/ Andrew Gundlach
Name/Title:	Andrew Gundlach, Chairman and CEO
Date:	03/21/2025

Bleichroeder Holdings LLC

Signature:	/s/ Andrew Gundlach
Name/Title:	Andrew Gundlach, Chairman and CEO
Date:	03/21/2025

Andrew Gundlach

Signature:	/s/ Andrew Gundlach
Name/Title:	Andrew Gundlach, Individual
Date:	03/21/2025